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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                              WCI Communities, Inc.
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                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
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                         (Title of Class of Securities)

                                    92923C104
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                                 (CUSIP Number)

                                July 26, 2002
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92923C104

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     1.    Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Trustees of the Estate of Bernice Pauahi Bishop
           99-0073480
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     2.    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)      [ ]
           (b)      [X]

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     3.    SEC Use Only ......................................................



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     4.    Citizenship or Place of Organization  Hawaii



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                    5.       Sole Voting Power           6,897,229 shares
Number of

Shares              ------------------------------------------------------------
                    6.       Shared Voting Power .............................
Beneficially

Owned by            ------------------------------------------------------------
                    7.       Sole Dispositive Power      6,897,229 shares
Each

Reporting           ------------------------------------------------------------
                    8.       Shared Dispositive Power ........................
Person With

--------------------------------------------------------------------------------
     9.    Aggregate Amount Beneficially Owned by Each Reporting Person

           6,897,229 shares

--------------------------------------------------------------------------------
     10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)


--------------------------------------------------------------------------------
     11.   Percent of Class Represented by Amount in Row (9) approximately 16%

--------------------------------------------------------------------------------
     12.   Type of Reporting Person (See Instructions)


                   OO
--------------------------------------------------------------------------------


                                       OO

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
ITEM 1.
         (a)   Name of Issuer

               WCI Communities, Inc.

         (b)   Address of Issuer's Principal Executive Offices

               24301 Walden Center Drive
               Bonita Springs, Florida  34134

ITEM 2.
         (a)   Name of Person Filing

               Trustees of the Estate of Bernice Pauahi Bishop

         (b)   Address of Principal Business Office or, if none, Residence

               567 South King Street, Suite 200
               Honolulu, Hawaii  96813

         (c)   Citizenship

               Hawaii

         (d)   Title of Class of Securities

               Common Stock, $0.01 par value per share

         (e)   CUSIP Number

               92923C104


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)   [ ]    Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

         (b)   [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

         (c)   [ ]    Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

         (d)   [ ]    Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e)   [ ]    An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

         (f)   [ ]    An employee benefit plan or endowment fund in accordance
                      with Section 240.13d-1(b)(1)(ii)(F);

         (g)   [ ]    A parent holding company or control person in accordance
                      with Section 240.13d-1(b)(1)(ii)(G);

         (h)   [ ]    A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)   [ ]    A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)   [ ]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

         (a)   Amount beneficially owned: 6,897,229 shares

         (b)   Percent of class: approximately 16% of outstanding common stock

         (c)   Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote 6,897,229 shares

               (ii)   Shared power to vote or to direct the vote ______________.

               (iii) Sole power to dispose or to direct the disposition of 6,897,229 shares

               (iv)   Shared power to dispose or to direct the disposition of
                      ______________.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE


ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



August 8, 2002
--------------------------------
Date


/s/ Hamilton Mc Cubbin
--------------------------------
Signature


Hamilton Mc Cubbin, CEO
--------------------------------
Name/Title